Exhibit 3.30

CERTIFICATE OF FORMATION

OF

HNS LICENSE SUB, LLC

1.                                                                         The name of the limited liability company is HNS LICENSE  SUB, LLC.

2.                                                                         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of HNS LICENSE  SUB, LLC this 21st day of December, 2004.

/s/ Kathy P. Spicer
Kathy P. Spicer, Authorized Signatory